Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of October 12, 2009 (this “Amendment” or this “First Amendment”), to the Existing Credit Agreement (as defined below) is made by and among TALECRIS BIOTHERAPEUTICS HOLDINGS CORP., a Delaware corporation (“Parent”), TALECRIS BIOTHERAPEUTICS, INC., a Delaware corporation, TALECRIS PLASMA RESOURCES, INC., a Delaware corporation, the Lenders (as defined in the Existing Credit Agreement, as that term is defined below) party hereto, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender (each as defined in the Existing Credit Agreement), and WELLS FARGO FOOTHILL, INC., as Collateral Agent (as defined in the Existing Credit Agreement).

W I T N E S S E T H:

WHEREAS, the parties hereto are all parties to the Revolving Credit Agreement, dated as of December 6, 2006 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Required Lenders amend certain provisions of the Existing Credit Agreement and the Required Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to modify the Existing Credit Agreement as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.                                               Capitalized Terms Generally.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided therefor in the Existing Credit Agreement.

SECTION 1.2.                                               Certain Definitions.  The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Amendment” and “First Amendment” are defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

“First Amendment Effective Date” is defined in Article III.

ARTICLE II

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the First Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article II. Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1.                                               Amendments to the Cover Page of the Existing Credit Facility.  The cover page of the Existing Credit Facility is hereby amended by (a) deleting the reference to “as Joint Lead Arrangers and Joint Bookrunners” following “Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit Partners L.P.” and (b) deleting the reference to “as Collateral Agent and Co-Documentation Agent” following “Wells Fargo Foothill, Inc.” and replacing with “as Collateral Agent, Co-Documentation Agent, Sole Lead Arranger and Sole Bookrunner”.

SECTION 2.2.                                               Amendments to Section 1.01.

(a)                                  Section 1.01 of the Existing Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

““Eligible Purchase” means an Investment consisting of (i) any purchase or acquisition by the Borrowers or any of their subsidiaries of any in-licensing businesses or (ii) any up-front payment made by the Borrowers or any of their subsidiaries for the purchase of new products, but only to the extent such purchase, acquisition or payment would not cause the Borrowers to be in violation of Section 6.03(b).”

““Leverage Ratio” means, with respect to any Person for any period, the ratio of (i) Total Debt of such Person as of the last day of such Period to (ii) Adjusted EBITDA of such Person for such period.”

““Notes Offering” means an offering of notes pursuant to Section 6.01(u).”

““Previous Arrangers” means Morgan Stanley and GSCP.”

““Sole Lead Arranger”  means Wells Fargo.”

(b)                                 Section 1.01 of the Existing Credit Agreement is hereby further amended by amending and restating the definition of “Permitted Acquisition” in its entirety to read as follows:

““Permitted Acquisition” has the meaning set forth in Section 1.04(b), and shall include Eligible Purchases.”

(c)                                  Section 1.01 of the Existing Credit Agreement is hereby further amended by deleting the definition of “Joint Lead Arrangers”. All other references to “Joint Lead Arrangers”

in the Existing Credit Facility are hereby deleted and replaced with references to “Previous Arrangers”.

SECTION 2.3.                                               Amendment to Section 1.04.  Section 1.04(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  As of any date of determination, for purposes of determining the Fixed Charge Coverage Ratio and the Leverage Ratio (and any financial calculations required to be made or included within such ratios (including Net Income and Adjusted EBITDA), or required for purposes of preparing any Compliance Certificate to be delivered at any time or doing any calculations on a pro forma basis), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired pursuant to an Acquisition permitted hereunder (a “Permitted Acquisition”) or Disposed of by the Parent or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Parent on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period.”

SECTION 2.4.                                               Amendment to Section 5.01.

(a)                                  Section 5.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c)  within 30 days after the end of each fiscal month of the Loan Parties (commencing with the fiscal month ended December 31, 2006), their consolidated and consolidating balance sheet and related statements of operations, and consolidated cash flows, in each case as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case (commencing with the fiscal month ended December 31, 2007), in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified in a certificate of the Administrative Borrower executed by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Loan Parties and their consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the obligations set forth in this clause (c) shall not apply to the extent that the Borrowers’ minimum Availability from the commencement of the month to which the required financial statements relate to the date by which such financial statements are due (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued during such period) is equal to at least $48,750,000;

(b)                                 Section 5.01(l) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(l) within 30 days after the end of each May and November, an updated customer list for the Borrowers, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by an Authorized Officer of the Administrative Borrower;”

SECTION 2.5.                                               Amendment to Section 5.08.  Section 5.08 of the Existing Credit Agreement is hereby amended so that the revised Section 5.08 shall read as follows:

“SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used (i) to consummate a portion of the Transaction in an amount not to exceed $71,800,000 (of which $1,800,000 will be used to cash collateralize letters of credit which shall be replaced with Letters of Credit within 10 Business Days of the Effective Date) and (ii) for working capital needs and general corporate purposes of the Borrowers (including Permitted Acquisitions, Investments and loans permitted under Section 6.04, and to repay in whole or in part the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement and to extinguish in whole or in part hedging obligations in respect thereof in connection with the Notes Offering). No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than a Permitted Acquisition. Letters of Credit will be issued only to support the working capital needs and other general corporate purposes of the Borrowers.”

SECTION 2.6.                                               Amendment to Section 6.01.  Section 6.01 of the Existing Credit Agreement is hereby amended by replacing the period (“.”) at the end of the paragraph (t) thereof with a semi-colon (“; and”) and adding a paragraph (u) as follows:

“(u) Indebtedness consisting of (i) a one-time offering of senior unsecured notes or senior subordinated notes (and guarantees thereof), the net proceeds of which are applied (A) to prepay in whole or in part the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement, (B)  to extinguish in whole or in part hedging obligations in respect of the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement and (C) for any other purpose not prohibited by this Agreement, in each case, as part of a refinancing transaction in which all amounts outstanding under the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement are paid in full and the facilities are terminated or (ii) notes in the same principal amount issued in exchange for such notes in a transaction registered under the U.S. Securities Act of 1933, as amended.”

SECTION 2.7.                                               Amendment to Section 6.04.

(a)                                  Section 6.04(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i)  Investments incurred in order to consummate Permitted Acquisitions, provided that (i) the consideration for (x) all such Permitted Acquisitions, in the aggregate, does not exceed $250,000,000 and (y) all such Permitted Acquisitions which are Eligible Purchases, in the aggregate, does not exceed $150,000,000, in each case since the Effective Date, provided further that such $250,000,000 and $150,000,000 limits shall be increased on a dollar for dollar basis by the cash proceeds of any issuance of Sponsor Subordinated Debt or equity contribution (other than equity contributions made for purposes of allowing additional Investments pursuant to Sections 6.04(m) and (q), to fund repurchases or redemptions permitted by Section 6.06, or for purposes of satisfying the covenants contained in Section 6.11), (ii) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (iii) after giving effect to such Permitted Acquisition, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Permitted Acquisition (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date and the inclusion in the Borrowing Base of acquired Accounts and Inventory for which field examinations and appraisals have been completed and that would be Eligible Accounts and Eligible Inventory upon acquisition thereof by the applicable Borrowers) of not less than $48,750,000, (iv) the Loan Parties shall have obtained the prior, effective written consent or approval to such Permitted Acquisition of the board of directors or equivalent governing body of the Person being acquired or whose assets are being acquired, (v) such Permitted Acquisition consists exclusively of (A) assets or businesses located only in the United States or Canada, (B) a Person organized under the laws of the United States or any state thereof or Canada or any province thereof, so long as such Person becomes a Loan Party, or (C) assets or businesses located in, or Persons organized under the laws of, other jurisdictions, in an aggregate amount, when aggregated with Investments made pursuant to Section 6.04(m), do not exceed $150,000,000 at any time outstanding, which foreign Investments shall be Controlled at all times by the Borrowers unless the Person holding such acquired assets, or the acquired Person, is an Excluded Joint Venture, provided further that such $150,000,000 limit shall be increased on a dollar for dollar basis by the cash proceeds of any equity contribution or proceeds from the issuance of Sponsor Subordinated Debt, other than equity contributions or issuances of Indebtedness made for purposes of allowing additional Investments or Acquisitions pursuant to Section 6.04(i) or 6.04(m), to fund repurchases or redemptions permitted by Section 6.06, or for purposes of satisfying the covenants contained in Section 6.11(a) or (c), (vi) all material governmental and material third-party approvals necessary in connection with such Permitted Acquisition shall have been obtained and be in full force and effect, (vii) if acquiring a Person, such Person becomes (A) a wholly-owned subsidiary of a Borrower or (B) an Excluded Joint Venture, and (viii) on or before the date of consummation of such Permitted Acquisition, the Administrative Agent shall have received (A) all documents required by the provisions of Section 5.11 with respect to any Person purchased or formed in such Permitted Acquisition and (B) if the amount of such Permitted Acquisition exceeds $10,000,000, a certificate of the Administrative Borrower executed by its chief financial officer or chief executive officer certifying to the Administrative Agent and the Lenders as to the matters set forth in the foregoing clauses (i) through (viii);”

(b)                                 Section 6.04(r) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(r)                              [INTENTIONALLY OMITTED]”

SECTION 2.8.                                               Amendment to Section 6.06.  Section 6.06 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.06.  Restricted Payments.  The Borrowers will not, and will not permit any of their respective subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrowers may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) any subsidiary of Parent may declare and pay dividends ratably with respect to their Equity Interests;

(c) after an Initial Public Offering (including an offering that would be an Initial Public Offering except that the amount of proceeds received with respect thereto is less than $50,000,000) of a Borrower, such Borrower may declare and pay dividends for the purchase of fractional shares arising out of stock dividends, splits or combinations;

(d) commencing with the Fiscal Quarter ending March 31, 2010, Parent may declare and pay cash dividends to holders of its common stock, so long as (i) the Leverage Ratio of the Borrowers and their subsidiaries, determined as of the end of the immediately preceding Fiscal Quarter for the then most-recently ended four Fiscal Quarters, is equal to or less than 2.00 to 1.00 and (ii) the Borrowers shall have a minimum pro forma Availability as of the date of such dividend (after giving effect to such cash dividend payment, the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $48,750,000; provided that, the aggregate amount of Restricted Payments under this clause (d) shall not exceed 50% of Net Income of Parent and its subsidiaries during the period (taken as one accounting period) from October 1, 2009 to the end of Parent’s most recently ended Fiscal Quarter as of the date of such Restricted Payment;

(e) the Loan Parties may make Restricted Payments for the payment of general and administrative costs and expenses in an amount not to exceed $500,000 in any fiscal year and taxes of Parent;

(f) so long as (1) no Event of Default has occurred and is continuing and (2) after giving effect to such Restricted Payment, the Borrowers shall have a minimum pro forma Availability as of the date of such Restricted Payment (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $48,750,000, the Loan Parties may make Restricted Payments for the purchase of common stock or common stock options from present or former officers or employees upon the death, disability or termination of employment of such officer or employee, provided that, the aggregate amount of Restricted Payments under this clause (f) in any fiscal year shall not exceed $5,000,000;

(g) [INTENTIONALLY OMITTED];

(h) [INTENTIONALLY OMITTED];

(i) the Loan Parties may make Restricted Payments to repurchase or redeem equity owned by IBR pursuant to the IBR Plasma Asset Purchase;

(j) the Loan Parties may make Restricted Payments for payment of Special Recognition Bonus 1 and Special Recognition Bonus 2A;

(k) the Loan Parties may make Restricted Payments for payment of Special Recognition Bonus 2B;

(l) in connection with the Dividend, the Loan Parties may make Restricted Payments in an amount not to exceed the amount of the respective Dividend; and

(m) so long as no Event of Default has occurred and is continuing or would result therefrom, the Loan Parties may make Restricted Payments to repurchase Equity Interests issued in connection with the Bonus Plan to the extent necessary to pay the minimum withholding tax required to be paid in connection with the vesting of restricted Equity Interests and options thereon.

For the avoidance of doubt, the Borrowers shall not be restricted pursuant to this Section 6.06 or otherwise from issuing options pursuant to a stock option plan or from the issuance of Equity Interest upon the exercise of any such options.”

SECTION 2.9.                                               Amendment to Section 6.08.  Section 6.08 of the Existing Credit Agreement is hereby amended to add a new clause (vii), so that the revised Section 6.08 shall read as follows:

“SECTION 6.08 Restrictive Agreements. The Borrowers will not, and will not permit any other Borrower or any subsidiary of any Borrower to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other subsidiary of a Borrower or to Guarantee Indebtedness of a Borrower or any other subsidiary of a Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by the Loan Documents, the First Lien Term Loan Documents or by the Second Lien Term Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of an entity or asset pending such sale, provided such restrictions and conditions apply only to the entity or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets (or the proceeds thereof) securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) customary provisions in joint venture agreements and similar agreements that restrict the transfer or pledge of Equity Interests in, or the creation of Liens on assets of, joint ventures constituting Excluded Joint Ventures or which are not Subsidiaries, which restrictions relate only to the assets of, or Equity Interests in, such joint venture, so long as such Equity Interests are not pledged to any other Person and (vii) the foregoing shall not apply to customary covenants limiting liens and restricted payments under the terms of notes issued in the Notes Offering.”

SECTION 2.10.                                         Amendment to Section 6.09.  Section 6.09 of the Existing Credit Agreement is hereby amended by amending and restating clause (ii) of the first paragraph thereof in its entirety to read as follows:

“(ii) with respect to the Second Lien Term Loans, with the proceeds of (x) the issuance of Equity Interests of the Parent, (y) the Notes Offering or (z) drawings under this Agreement or the application of cash on hand in connection with a refinancing and termination of the Second Lien Term Loan Credit Agreement as part of the Notes Offering, and, notwithstanding the paragraph below, the Second Lien Term Loan Indebtedness Documents may be terminated in connection with the Notes Offering.”

SECTION 2.11.                                         Amendment to Section 6.10.  Section 6.10 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  The Borrowers and their subsidiaries will not expend cash for Capital Expenditures during any fiscal year listed below in excess of the following:

Period	Annual Permitted Amount
Fiscal year ending December 31, 2009	$106,000,000
Fiscal year ending December 31, 2010	$225,000,000
Fiscal year ending December 31, 2011 and each fiscal year ending thereafter	$225,000,000

To the extent that actual Capital Expenditures for any fiscal year listed above are less than the maximum amount allowed hereunder for such fiscal year, such unused amount may be carried forward and used only in the next fiscal year.

(b)  Notwithstanding clause (a) above, to the extent the Borrowers and their subsidiaries are required to make any Regulatory Cap Ex, the Borrowers and their subsidiaries are permitted to make such Regulatory Cap Ex in an amount not to exceed $10,000,000 in any fiscal year.

(c)  Any term or provision of this Section 6.10 to the contrary notwithstanding, the Capital Expenditures limitations set forth in clause (a) above shall not apply in any fiscal year set forth above in such clause (a) if the Leverage Ratio of the Borrowers and their subsidiaries for the fiscal year most recently ended, was less than or equal to 2.00 to 1.00.

SECTION 2.12.                                         Amendment to Section 6.11.                   Section 6.11(a) of the Existing Credit Agreement is hereby amended by replacing the reference to “$32,500,000” with “$48,750,000”.

SECTION 2.13.                                         Amendment to Section 6.12.  Section 6.12 of the Existing Credit Agreement is hereby amended by replacing the period (“.”) at the end of the first paragraph thereof with a semi-colon (“;”) and adding the following proviso:

“provided that, the Borrowers may terminate the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement, in each case, in connection with the Notes Offering.”

SECTION 2.14.                                         Amendment to Section 6.15.                   Section 6.15(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           Notwithstanding any provision of any Loan Document, if for any consecutive five Business Day period the Borrowers’ Availability is less than $48,750,000, the Administrative Agent shall, on behalf of the Lenders, have full and exclusive dominion and control over the Borrowers’ Deposit Accounts and Securities Accounts and the Borrowers will not be permitted to withdraw funds from the Deposit Account or the Securities Account without the consent of the Administrative Agent; provided that if for a consecutive period of 30 Business Days the Borrowers’ Availability is in excess of $48,750,000, dominion and control over the Deposit Accounts and the Securities Accounts shall revert to the Borrowers.

SECTION 2.15.                                         Amendment to Section 9.01.                   Section 9.01 of the Existing Credit Agreement is hereby amended by adding a new paragraph (d) to the end thereof as follows:

“(d)                           Notwithstanding the foregoing, documents required to be delivered pursuant to Sections 5.01(a), (b), (c) and (m) hereof may be delivered electronically via posting on the internet and if so delivered shall be deemed to have been delivered on the earlier of (i) the date on which such documents are posted on the Securities and Exchange Commission’s website, (ii) the date on which a link thereto is provided on the Parent’s website and (iii) the date on which such documents are posted on the Borrowers’ behalf on IntraLinks or another relevant website, if any, (whether a commercial, third party website or whether sponsored by the Administrative Agent) established in connection with the Loans and to which each Lender and the Administrative Agent have access.”

SECTION 2.16.                                         Amendment to Section 9.03.                   Section 9.03(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           Each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent, Previous Arrangers, Sole Lead Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities, obligations, and reasonable, documented costs, disbursements and expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, action, investigation or proceeding (regardless of whether the Indemnitee is a party thereto) relating to or otherwise with respect to (i) the execution or delivery of the Loan Documents or any certificate, agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Loan Parties hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

SECTION 3.1.                                               Conditions to Effectiveness.  This Amendment and the amendments and modifications to the Existing Credit Agreement set forth herein or contemplated hereby shall become effective upon the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Administrative Agent. The date on which all such conditions are so satisfied is herein referred to as the “First Amendment Effective Date”.

SECTION 3.1.1.                                                         Counterparts.  The Administrative Agent shall have received counterparts of this Amendment executed on behalf of each Borrower and the Lenders which, in the reasonable judgment of the Administrative Agent, constitute Required Lenders.

SECTION 3.1.2.                                                              Subsidiary Guarantor Acknowledgment and Consent.  Each Subsidiary Guarantor shall execute and deliver an Acknowledgment and Consent in substantially the form annexed hereto as Exhibit A.

SECTION 3.1.3.                                                              Amendment Fee.  The Administrative Agent shall have received for the pro rata account of each Lender (that has delivered its signature page in a manner and before the time set forth below), based upon such Lender’s Applicable Percentages, an amendment fee in an amount equal to 0.50% of the Revolving Commitment, but payable only (i) upon the effectiveness of the First Amendment and (ii) to each Lender that has delivered (including by way of facsimile or other electronic transmission) its executed signature page to this Amendment to the attention of Jaime E. Ramirez at Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, facsimile number: (212) 291-9458, e-mail address: ramirezj@sullcrom.com, at or prior to 5:00 P.M. (New York City time) on October 14, 2009.

SECTION 3.1.4.                                                              Costs and Expenses, etc.  The Administrative Agent shall have received for the account of itself and each Lender, all reasonable fees, costs and expenses due and payable pursuant to the Existing Credit Agreement, including Section 9.03 thereof, and this Amendment (including without limitation the reasonable fees and expenses of Sullivan & Cromwell LLP, special New York counsel to the Administrative Agent), if then invoiced, together with all other fees separately agreed to by the Borrowers and the Administrative Agent (or any of its Affiliates).

SECTION 3.1.5.                                                              Certificate of Authorized Officer.  By its execution of this Amendment, each Borrower shall be deemed to have certified that, both immediately before and after giving effect to this Amendment on the First Amendment Effective Date, the statements set forth in Sections 4.1 and 4.2 hereof are true and correct.

SECTION 3.1.6.                                                              Satisfactory Legal Form.  In connection with the matters contemplated hereby, the Administrative Agent and its counsel shall have received all documents and information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel.  All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Required Lenders to enter into this Amendment, each of the Borrowers, jointly and severally, represents and warrants to the Lenders as set forth below.

SECTION 4.1.                                               Validity, etc.  This Amendment and the Credit Agreement (after giving effect to this Amendment) each constitutes the legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.2.                                               Representations and Warranties, etc. As of the First Amendment Effective Date, both before and after giving effect to this Amendment, the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document are, in each case, true and correct (i) in the case of representations and warranties not qualified by references to “materiality” or a Material Adverse Effect, in all material respects, and (ii) otherwise, in all respects, in each case with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) no Default has occurred and is continuing.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.                                               Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 5.2.                                               Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement or, after the First Amendment Effective Date, the Credit Agreement, and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement or the Credit Agreement, as the case may be, including Article IX thereof.

SECTION 5.3.                                               Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5.4.                                               Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 5.5.                                               Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 5.6.                                               Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any other Loan Document.

SECTION 5.7.                                               No Waiver.  This Amendment is not, and shall not be deemed to be, a waiver or a consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other non-compliance now existing or hereafter arising under the Existing Credit Agreement, the Credit Agreement or any other Loan Document.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first above written.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

First Amendment to Revolving Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender and as a Lender

By:	/s/ Eric Butler
Name: Eric Butler
Title: MD

WELLS FARGO FOOTHILL, INC., as Collateral Agent

By:	/s/ Paul G. Chad
Name: Paul G. Chad
Title: SVP

First Amendment to Revolving Credit Agreement

General Electric Capital Corporation

By:	/s/ Jeffrey P. Hoffman
Name: Jeffrey P. Hoffman
Title: Duly Authorized Signatory

Morgan Stanley Bank, N.A.

By:	/s/ Peter Zippelius
Name: Peter Zippelius
Title: Authorized Signatory

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Traci R. Crabtree
Name: Traci R. Crabtree
Title: Vice President Risk Management

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Anthony Casciano
Name: Anthony Casciano
Title: Managing Director

PNC Bank, N.A.

By:	/s/ E. Niki Stone
Name: E. Niki Stone
Title: VP-PNCBC

ALLIED IRISH BANK, P.L.C.

By:	/s/ Jean Pierre Knight
Name: Jean Pierre Knight
Title: Vice President

Fifth Third Bank, an Ohio Banking Corp.

By:	/s/ Robert H. Newman
Name: Robert H. Newman
Title: Vice President

First Amendment to Revolving Credit Agreement

Acknowledgment and Consent

Reference is made to (i) the Revolving Credit Agreement, dated as of December 6, 2006 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) among Talecris Biotherapeutics Holdings Corp., Talecris Biotherapeutics, Inc., Precision Pharma Services, Inc., Talecris Plasma Resources, Inc., certain financial institutions and other lenders party thereto, Wachovia Bank, National Association, as Administrative Agent for such financial institutions and other lenders, and Wells Fargo Foothill, Inc., as Collateral Agent, and (ii) the First Amendment to the Existing Credit Agreement, dated as of October [•], 2009 (the “First Amendment”; the Existing Credit Agreement as amended by the First Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein have the same meanings as if used in the First Amendment.

Each of the undersigned hereby certifies, represents and warrants as follows:

1.                                       It is a Subsidiary Guarantor and a party to one or more Loan Documents.

2.                                       It acknowledges and consents to the execution, delivery and performance by the Borrowers of the First Amendment.

3.                                       It hereby reaffirms, as of the First Amendment Effective Date, that immediately after giving effect to the First Amendment, each of the following remain in full force and effect: (i) the covenants and agreements made by it and contained in each Loan Document to which it is a party, (ii) with respect to the Subsidiary Guaranty to which it is party, its guarantee of payment of the Obligations pursuant to the terms of such Subsidiary Guaranty, and (iii) with respect to each Security Agreement or Mortgage to which it is a party, its pledges and other grants of Liens in respect of the Obligations pursuant to the terms of any such Loan Document.

4.                                       It hereby represents and warrants, as of the First Amendment Effective Date, that immediately after giving effect to the First Amendment, each Loan Document to which it is a party continues to be a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such party in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.                                       It hereby represents and warrants, as of the First Amendment Effective Date, that both before and after giving effect to the First Amendment, the representations and warranties set forth in each Loan Document to which it is a party are, in each case, true and correct (i) in the case of representations and warranties not qualified by references to “materiality” or a Material Adverse Effect, in all material respects and (ii) otherwise, in all respects, in each case with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Acknowledgment and Consent as of the 14th day of October, 2009.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President, General Counsel and Secretary

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